Exhibit (a)(5)

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New York, NY 10010

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Franklin Municipal Opportunities Trust Commences Issuer Tender Offer for Remarketed Preferred Shares

New York, NY (October 1, 2026) — Franklin Municipal Opportunities Trust (the “Fund”) (NYSE: PMO) announced today that it commenced an issuer tender offer for up to 100% of its outstanding Series B and Series C Remarketed Preferred Shares (the “Remarketed Shares”) at a price equal to 92.875% of the liquidation preference of $25,000 per Series B share and $25,000 per Series C share, (or $23,218.75 per share), plus any unpaid dividends accrued through the termination date of the tender offer. Additional terms of the tender offer are set forth in the Fund’s tender offer materials, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and will be distributed to the holders of the Remarketed Shares.

The Fund’s tender offer is conditioned upon the closing of the proposed private offering of new preferred shares (the “New Preferred Shares”) with an aggregate liquidation preference at least equal to the aggregate liquidation preference of the Remarketed Shares accepted in the Offer, as set forth in the Fund’s offer to purchase and related letter of transmittal. The Fund currently intends to replace any leverage associated with the tendered Remarketed Shares with the New Preferred Shares.

Any questions about how to tender the Remarketed Shares can be directed to EQ Fund Solutions, LLC, the information agent for the tender offer, at (800) 967-0261.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to purchase shares of the Fund and the statements in this press release are not intended to constitute an offer to participate in any tender offer. The Offer will be made only by the Offer to Purchase and the related Letter of Transmittal, and related documents, which are on file with the tender offer documentation with the SEC. SHAREHOLDERS OF THE FUND SHOULD READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. Holders of Remarketed Shares can obtain the tender offer documents free of charge on the SEC’s website at www.sec.gov. In addition, holders of the Remarketed Shares may obtain additional copies of the offer to purchase and related letter of transmittal for the Fund, without charge, by contacting the information agent for the tender offer at (800) 967-0261.

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The Fund is a diversified, closed-end management investment company. The Fund’s investment objective is to seek as high a level of current income exempt from federal income tax consistent with preservation of capital. The Fund is managed by Franklin Advisers, Inc. (“FAV”), the Fund’s investment manager, and Franklin Templeton Investment Management Limited (“FTIML”) and Putnam Investment Management, LLC (“Putnam Management”, and together with FTIML, the “Subadvisers”). Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at the Fund’s website at www.franklintempleton.com/investments/options/closed-end-funds. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SEC.

Category: Fund Announcement

Investor Contact: Fund Investor Services – 1-800-777-0102

Source: Franklin Templeton, Inc.

Source: Legg Mason Closed End Funds

Media Contact: Jeaneen Terrio

+1-212-632-4005

Jeaneen.Terrio@franklintempleton.com